Member Audio/Web Conference February 26, 2013 Exhibit 99.1

Cautionary Statement Regarding Forward-
Looking Information and Adjusted Information

Data set forth in these slides includes unaudited data. This document contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the following:
economic and market conditions, including, but not limited to, real estate, credit and mortgage markets; volatility of market prices, rates, and indices; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly other-
than-temporary impairment (OTTI) process; changes in the assumptions used in the allowance for credit loss; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for
Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for
Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the FHLBank System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; and timing and volume of market activity. This document also contains non-GAAP financial information. Because of the nature of OTTI charges the Bank believes that adjusting net income for this item and evaluating results as adjusted (which the Bank defines as “adjusted earnings") is important in order to understand how the Bank is performing with respect to its primary business operations and to provide meaningful comparisons to prior periods.  Adjusted earnings are considered to be a non-GAAP measurement. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of our financial performance, identifying trends in our results and providing meaningful period-to-period comparisons.

Over/
2012 2011 (Under)
Net interest income 209.8 $     154.4 $   55.4 $
Provision for credit losses 0.4            10.0        (9.6)
Net OTTI credit losses (11.4)        (45.1)       33.7
All other income 18.5          12.1        6.4
Other expenses 72.3          65.0        7.3
Income before assessments 144.2        46.4        97.8
AHP/REFCORP 14.5          8.4          6.1
GAAP net income 129.7 $     38.0 $     91.7 $
Net interest margin (bps) 37 30 7
Year Ended December 31,
Financial Highlights – Statement of Income
(in millions)

Quarterly Adjusted Earnings
4Qtr 12 3Qtr 12 2Qtr 12 1Qtr 12 4Qtr 11
GAAP net income 51.7 $   33.0 $   23.2 $   21.8 $   10.9 $
Adjustments:
Net OTTI credit losses (0.4)       (0.2)        (3.6)        (7.2)        (7.6)
AHP -           -           0.4         0.7         0.7
Adjusted earnings 52.1 $   33.2 $   26.4 $   28.3 $   17.8 $
Net prepayment fees on
advances
17.5 $   2.2 $      7.4 $      4.7 $      5.0 $
Derivative and hedging activity
8.1         3.5         (4.8)        4.0         (0.5)
(in millions)

$73.5 Mar-08
$50.0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
Billions
$41.2
$40.5
$30.6
$29.7
$25.8
Dec-07
Dec-08
Dec-09
Dec-10
Dec-11
Dec-12
Period End Balances

Quarterly Advance Trend 5

Financial Highlights – Selected Balance Sheet
Year Ended December 31,
2012 2011 Amount
Average:
Total assets 57,516 $  51,784 $  5,732 $    11%
Advances 33,488     27,105     6,383       24
Total investments 19,777     19,968     (191)         (1)
2012 2011 Amount
Spot:
Advances 40,498 $  30,605 $  9,893 $    32%
PLMBS (par) 2,944       3,794       (850)         (22)
Retained earnings 559          435          124          29
Total AOCI 54            (162)         216          133
Percent
Over/(Under)
Over/(Under)
Percent
As of December 31,
(in millions)
(in millions)

Capital and Risk-Based Requirements
2012 2011 2010
Permanent capital
(1)
3,807 $      3,871 $      4,418 $
Risk-based capital requirement:
Credit risk capital 678 $         678 $         798 $
Market risk capital 114            139             448
Operations risk capital 238            245             374
Total risk-based capital requirement 1,030 $      1,062 $      1,620 $
Excess permanent capital 2,777 $      2,809 $      2,798 $
Percentage of requirement 370% 365% 273%
Capital ratio (4% minimum) 5.9% 7.4% 8.3%
Leverage ratio (5% minimum) 8.8% 11.2% 12.4%
Market value/capital stock (MV/CS) 115.1% 96.9% 93.3%
As of December 31,
(in millions)
(1)
Permanent capital includes excess capital stock of $624, $1,294, and $1,897 at December 31,
2012, 2011 and 2010, respectively.
Third quarter 2012 capital classification “adequately capitalized.” However, our regulator has maintained concerns regarding our level of retained earnings and the poor quality of the PLMBS portfolio.

• Dividend declared based on fourth quarter 2012 results
Equal to fourth quarter 2012 average three-month LIBOR (annual yield of 0.32%)
Based on average stock outstanding for fourth quarter 2012
Payment date:  February 22, 2013
• Partial excess capital stock repurchase
Excess capital stock repurchased – approximately $300 million
Effective date:  February 21, 2013
Payment date:  February 22, 2013
• No significant impact on:
Risk and capital adequacy measures
Members’ excess ownership percentage
• Decisions for any future repurchases and/or dividend payments will be based on the following:
Increased retained earnings
PLMBS AOCI levels
Adequate excess regulatory capital
MV/CS > 90%
Positive GAAP earnings which are sustainable for the foreseeable future
Dividend Payment & Excess Stock Repurchase

Member Audio/Web Conference February 26, 2013